Exhibit 99.1

Amedisys Announces New $550 Million Senior Secured Credit Facility

Baton Rouge, Louisiana (July 2, 2018)—Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice care and personal care company, announced today that it entered into a new secured revolving credit facility on June 29, 2018. The new credit facility expands the Company’s borrowing capacity by $250 million to $550 million. The new facility also has an expansion option to allow for further upsizing should the Company require additional capital. The initial pricing will result in an interest rate reduction at current leverage levels of 50 basis points compared to the current credit facility.

Amedisys used proceeds from the facility to pay off its existing senior term loan and revolving credit line balance. The Company plans to utilize additional proceeds from this upsized facility to capitalize on a strong pipeline of acquisition opportunities. The lender group was composed of ten banks, led by Bank of America Merrill Lynch, as Administrative Agent and Joint Bookrunner, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and Joint Bookrunner and Fifth Third Bank and Citizens Bank, N.A., as Joint Lead Arrangers.

Paul B. Kusserow, President and Chief Executive Officer, stated, “We are excited about the expansion of our credit facility that capitalizes on our strong balance sheet and cash flow profile. The new facility will provide us with increased operational flexibility, reduced pricing and incremental capital for acquisition opportunities in our pipeline. As always, we appreciate the support of our lender group, the majority of whom have been lenders for several years, who helped to facilitate the execution of this refinancing.”

Amedisys, Inc. (the “Company”) is headquartered in Baton Rouge, Louisiana and our common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, our ability to integrate our personal care segment into our business efficiently, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to comply with requirements stipulated in our corporate integrity agreement and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. We partner with 3,000 hospitals and 59,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 17,900 employees, in 421 care centers in 34 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 369,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.